UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2013 (March 28, 2013)

GASTAR EXPLORATION LTD.
GASTAR EXPLORATION USA, INC.
(Exact Name of Registrant as Specified in its Charter)

Alberta, Canada	98-0570897
Delaware	38-3531640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 650
Houston, Texas	77010
(Address of principal executive offices)	(ZIP Code)

(713) 739-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2013, Gastar Exploration USA, Inc. (“Gastar USA”), a subsidiary of Gastar Exploration Ltd. (the “Company”), entered into a Purchase and Sale Agreement, dated March 28, 2013, by and among Chesapeake Exploration, L.L.C., Arcadia Resources, L.P., Jamestown Resources, L.L.C., Larchmont Resources, L.L.C. (together, the “Chesapeake Parties”) and Gastar USA (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Gastar USA will acquire approximately 157,000 net acres of Oklahoma oil and gas leasehold interests from the Chesapeake Parties, including production from interests in 176 producing wells located in Oklahoma, for a cash purchase price of approximately $74.2 million, subject to customary adjustments.

The Purchase Agreement contains customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the Purchase Agreement.

Also on March 28, 2013, the Company entered into a Settlement Agreement, dated March 28, 2013, between Chesapeake Exploration, L.L.C. and Chesapeake Energy Corporation (collectively, “Chesapeake”) and the Company, Gastar Exploration Texas, LP and Gastar Exploration Texas, LLC (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company will settle and resolve all claims of Chesapeake and its subsidiaries against the Company and its subsidiaries made in a previously disclosed lawsuit filed in the U.S. District Court for the Southern District of Texas. In order to effect a mutual full and unconditional release and settlement of all claims made in the lawsuit filed by Chesapeake, the Company will pay Chesapeake approximately $10.8 million in cash, approximately $9.8 million of which will be paid for the repurchase of 6,781,768 outstanding common shares of the Company currently held by Chesapeake Energy Corporation.

The closing of the proposed property acquisition, stock repurchase and settlement for an aggregate $85 million is subject to satisfaction of customary closing conditions and delivery of the total acquisition purchase of approximately $74.2 million (subject to adjustment for an acquisition effective date of October 1, 2012) and stock repurchase price of approximately $9.8 million on or before June 7, 2013. In the event that Gastar USA does not close the acquisition by such date, the Chesapeake Parties may terminate the property acquisition agreement, but the Company may elect to pay for the stock repurchase and effect the lawsuit settlement assuming sufficient funding is available.

The transactions are expected to be funded from a combination of available borrowings under Gastar USA's revolving credit facility, proceeds from the possible sale of East Texas assets and the issuance of debt or preferred stock.

Affiliates of Chesapeake Energy Corporation are parties to both the Purchase Agreement and Settlement Agreement, and Chesapeake Energy Corporation is a party to the Settlement Agreement. Chesapeake Energy Corporation owns 6,781,768 common shares of the Company (approximately 9.9% of the outstanding common shares of the Company). Pursuant to the Settlement Agreement, the Company will repurchase all of outstanding common shares of the Company currently held by Chesapeake Energy Corporation.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2013	GASTAR EXPLORATION LTD.

	By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

GASTAR EXPLORATION USA, INC.

	By:	/s/ J. Russell Porter
J. Russell Porter
President